As filed with the Securities and Exchange Commission on June 3, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1291044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9197 South Peoria Street, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

TeleTech Holdings, Inc. 2010 Equity Incentive Plan

(Full title of plan)

William H. Brierly

Deputy General Counsel

TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

(Name and address of agent for service)

(303) 397-8100

(Telephone number, including area code, of agent for service)

with copies to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock (par value $.01 per share)	4,000,000	$12.94	$51,760,000	$3,691
(1)

Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 and based on the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on May 27, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by TeleTech Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 22, 2010;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 5, 2010;

(c) The Company’s Current Reports on Form 8-K, filed with the Commission on February 22, 2010 (only with respect to Items 1.01, 5.02 and 8.01 and Exhibits 10.1, 10.2 and 10.3 thereto) April 22, 2010 and June 2, 2010; and

(d) The description of the Company’s common stock, par value $.01 per share (“Common Stock”) contained in the Company’s Registration Statement on Form 8-A which was filed on July 19, 1996 pursuant to Section 12 of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the Company’s Certificate of Incorporation and Article XI of the Company’s By-laws each provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company has entered into indemnification agreements with its directors. Each indemnification agreement generally provides that, subject to certain conditions, limitations and exceptions:

(1) the Company will indemnify and hold harmless the indemnitee to the fullest extent permitted by the Delaware General Corporation Law from expenses and liabilities incurred by the indemnitee in connection with third party and derivative legal actions brought against the indemnitee as a result of his or her service to the Company;

(2) the Company is required to advance all covered expenses incurred by the indemnitee in a proceeding covered by the indemnification agreement; and

(3) to the extent indemnification is not available in any proceeding in which the indemnitee is jointly liable with the Company, there is a right of contribution from us based on the relative benefits received by the indemnitee and the Company with respect to the transaction from which the proceeding arose.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1

Form of Certificate Representing shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-04097) filed on July 26, 1996).

4.2	TeleTech Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on April 12, 2010).

4.3	Form of Restricted Stock Unit Agreement (Section 16 Officers).

4.4	Form of Restricted Stock Unit Agreement (Non-Section 16 Employees).

4.5	Form of Independent Director Restricted Stock Unit Agreement.

5.1	Opinion of Neal, Gerber & Eisenberg LLP.

23.1	Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

23.2	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 3, 2010.

TELETECH HOLDINGS, INC.
(Registrant)

By:	/s/ Kenneth D. Tuchman
Kenneth D. Tuchman
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth D. Tuchman and William H. Brierly, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 3, 2010 by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Kenneth D. Tuchman	Chief Executive Officer and Chairman of the Board
Kenneth D. Tuchman	(Principal Executive Officer)

/s/ John R. Troka, Jr.	Senior Vice President — Finance Global Operations and
John R. Troka, Jr.	Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ James E. Barlett	Director
James E. Barlett

/s/ William A. Linnenbringer	Director
William A. Linnenbringer

/s/ Ruth C. Lipper	Director
Ruth C. Lipper

/s/ Shrikant Mehta	Director
Shrikant Mehta

/s/ Anjan Mukherjee	Director
Anjan Mukherjee

/s/ Robert M. Tarola	Director
Robert M. Tarola

/s/ Shirley Young	Director
Shirley Young

EXHIBIT INDEX

4.1

Form of Certificate Representing shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-04097) filed on July 26, 1996).

4.2	TeleTech Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on April 12, 2010).

4.3	Form of Restricted Stock Unit Agreement (Section 16 Officers).

4.4	Form of Restricted Stock Unit Agreement (Non-Section 16 Employees).

4.5	Form of Independent Director Restricted Stock Unit Agreement.

5.1	Opinion of Neal, Gerber & Eisenberg LLP.

23.1	Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

23.2	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).